(The following summary advertisement appeared in Investor's Business Daily on December 1, 2003.)

================================================================================

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares (as defined below).The offer (as defined below) is made solely by the Offer to Purchase, dated December 1, 2003, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of shares. The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of FUR Investors (as defined below) only by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                                    Notice of

                           Offer to Purchase for Cash

                                      Up to

                 5,000,000 Common Shares of Beneficial Interest

                                       of

                         FIRST UNION REAL ESTATE EQUITY
                            AND MORTGAGE INVESTMENTS

                                       at

                               $2.30 NET PER SHARE

                                       by

                               FUR INVESTORS, LLC

FUR Investors, LLC, a Delaware limited liability company ("FUR Investors"), is offering to purchase up to 5,000,000 common shares of beneficial interest, par value $1.00 per share (the "shares"), of First Union Real Estate Equity and Mortgage Investments, an Ohio business trust (the "Company"), at $2.30 per share, net to the seller, in cash, without interest thereon (subject to applicable withholding of United States federal, state and local taxes), less the per share amount of distributions, if any, declared and payable by the Company to shareholders between the date hereof and the expiration date of the Offer (as defined below), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 1, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering shareholders who have shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by FUR Investors pursuant to the Offer.

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, DECEMBER 29, 2003, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

      This Offer is being made under a Stock Purchase Agreement dated as of November 26, 2003 between FUR Investors and the Company. Pursuant to the Stock Purchase Agreement, following the expiration of the Offer, FUR Investors will purchase from the Company, at a purchase price of $2.60 per share, between 5,000,000 and 5,185,724 newly issued shares of the Company, depending upon the number of shares purchased in the Offer. If the Offer is fully subscribed, following the Offer and FUR Investors' purchase of shares from the Company, FUR Investors will own 10,000,000 shares, representing 32.2% of the outstanding shares of the Company. Following the Offer and FUR Investors' purchase of shares from the Company, an affiliate of FUR Investors will be retained by the Company to manage the day to day operations of the Company.

      FUR Investors is making the Offer and acquiring additional shares from the Company in order to acquire a significant equity stake in the Company. In this regard, following the Offer FUR Investors will have the potential to significantly influence control of the business of the Company. The Offer is not conditioned upon FUR Investors obtaining financing.

      For purposes of the Offer, FUR Investors will be deemed to have accepted for payment (and thereby purchased) shares validly tendered and not properly withdrawn as, if and when FUR Investors gives oral or written notice to National City Bank (the "Depositary") of its acceptance for payment of such shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders whose shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering shareholders, FUR Investors' obligation to make such payment shall be satisfied and such tendering shareholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of acceptance for payment of shares pursuant to the Offer.

      In all cases, payment for shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (b) a Letter of Transmittal (as defined in the Offer to Purchase), or facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book- entry transfer, an agent's message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for shares or book-entry confirmations with respect to shares are actually received by the Depositary. If a shareholder desires to tender shares and cannot timely satisfy the requirements to tender prior to the expiration date, the shareholder may tender shares by complying with the procedure for guaranteed delivery described in the Offer to Purchase. Under no circumstances will interest on the purchase price of the shares be paid by FUR Investors, regardless of any extension of the Offer or any delay in making such payment.

      Subject to the applicable rules and regulations of the Securities and Exchange Commission, FUR Investors expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement thereof. During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's tender of shares. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof to be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date (as defined in the Offer to Purchase).

      Tenders of shares made pursuant to the Offer are irrevocable, except that shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration date and, unless theretofore accepted for payment by FUR Investors pursuant to the Offer, may also be withdrawn at any time after January 30, 2004.

      For a withdrawal to be effective, a notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the names in which the certificate(s) evidencing the shares to be withdrawn are registered, if different from that of the person who tendered such shares. The signature(s) on the notice of withdrawal must be guaranteed by an eligible institution (as defined in the Offer to Purchase), unless such shares have been tendered for the account of any eligible institution. If shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility (as defined in the Offer to Purchase) to be credited with the withdrawn shares. If certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by FUR Investors, in its sole discretion, which determination shall be final and binding.

      If tendering shareholders tender more than the number of shares that FUR Investors seeks to purchase pursuant to the Offer to Purchase, FUR Investors will take into account the number of shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of shares tendered by each tendering shareholder during the period during which that Offer remains open. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, FUR Investors does not expect to announce the final results of proration or pay for any shares until at least five New York Stock Exchange trading days after the expiration date. Preliminary results of proration will be announced by press release as promptly as practicable.

      If a shareholder's shares are accepted for payment pursuant to the Offer, the shareholder will generally recognize gain or loss measured by the difference between the cash received by the shareholder and the shareholder's adjusted tax basis in the tendered shares. Shareholders should review the description of U.S. federal income tax consequences contained in the Offer to Purchase and consult with their tax advisor when evaluating the Offer.

      None of FUR Investors, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 2 of the Offer to Purchase at any time prior to the expiration date.

      The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      Pursuant to the Stock Purchase Agreement, the Company has agreed to furnish FUR Investors with the Company's shareholder list and security positions listings for the purpose of disseminating the Offer to shareholders. FUR Investors intends to mail the Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials to record holders on or before December 3, 2003 and to furnish to broker-dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list, if applicable, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent at its telephone numbers set forth below. To obtain promptly additional copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials please call the Information Agent at one of the telephone numbers set forth below. Such copies will be furnished at FUR Investor's expense. FUR Investors will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                            MacKenzie Partners, Inc.

                          Call Collect: (212) 929-5500
                            Toll-Free: (800) 322-2885

December 1, 2003

================================================================================